Exhibit No. 10.3

STOCK APPRECIATION RIGHTS PLAN

STOCK APPRECIATION RIGHT AGREEMENT

(Settled in Cash)

(Date) No. of Rights: __,000 Option Price per Share: $ Date of Grant: _______________ Serial Number: ______

PERSONAL AND CONFIDENTIAL:

(Name and Address)

Dear (Salutation):

We are pleased to confirm to you that, as a Director of United Retail Group, Inc. (herein called the “Company”), you have been granted stock appreciation rights (herein called “Rights”) under the Company’s Stock Appreciation Rights Plan (herein called the “Plan”). This letter is for the purpose of providing documentation for the grant. You have been granted _____ Right[s] for each Share issuable upon exercise of the Option whose date of grant is the same as the date of grant set forth above (the “Contemporaneous Option”). A copy of the Plan is enclosed. The terms and conditions of the Right, including non-standard provisions permitted by the Plan, are set forth below, provided, however, that in the event of any inconsistency between the provisions of this letter agreement and the Plan, the provisions of the Plan shall prevail. Capitalized terms herein that are not defined shall have the meanings set forth in the Plan.

1.          Exercise.    The Right[s] associated with each Share issued upon the exercise of the Contemporaneous Option shall be automatically exercised without notice if and when the Share is issued. As soon as practicable after such Share is issued, the Company shall pay to the Holder for each Right an amount in cash equal to the remainder of (i) the Value of the Share determined as of the date the Contemporaneous Option is exercised minus (ii) the Option Price and any applicable withholding taxes. For example, if 1,000 Shares are issued under the Stock Option Plan upon the exercise of the Contemporaneous Option, [__],000 Rights shall be automatically exercised hereunder without notice.

2.      Transferability of Right. No Right may be assigned, pledged, hypothecated, given, or otherwise transferred by the Holder, except that (i) a Rightsholder will be entitled to designate a beneficiary of the Right upon the Rightsholder’s death by delivering such designation in writing to the Vice President-Associate Services of the Company, (ii) if no such designation is made by the Rightsholder, the Right will be transferred upon the Rightsholder’s death as determined under the applicable laws of descent and distribution, (iii) a Right shall be transferred in accordance with a qualified domestic relations order (as defined in the Internal Revenue Code), and (iv) a Holder may sell and assign a Right to the Company for a price agreed by the Holder and the Chairman of the Board of the Company to be fair and in the best interests of the Company and its stockholders. If a Holder suffers a disability and does not have the capacity to receive a payment, such payment will be made to the Holder’s guardian or attorney-in-fact.

3.	Adjustments in Rights.

(a)    The existence of this letter agreement and the Right shall not affect or restrict in any way the right or power of the Board of Directors or the stockholders of the Company to make or authorize any reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Shares or the rights thereof, the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business.

(b)    In the event of any change in or affecting the Shares by reason of a stock dividend or split, merger or consolidation (whether or not the Company is the surviving corporation), recapitalization, spin-off, reorganization, combination or exchange of shares or other similar corporate changes or an extraordinary dividend in cash, securities or other property, the Board of Directors shall make such amendments to the Plan, this letter agreement and the Right and make such adjustments and take actions thereunder as it deems appropriate, in its sole discretion, under the circumstances. Such amendments, adjustments and actions may include, but are not limited to, (i) changes in the number and kind of Shares subject to the Contemporaneous Option and (ii) changes in the option price per Share. The determination by the Board as to the terms of any of the foregoing adjustments shall be conclusive and binding.

4.      Termination. In the event that the Contemporaneous Option lapses, is surrendered for cancellation or otherwise becomes unexercisable, the Rights shall terminate and the Company shall have no liability with respect to the termination of the Rights.

5.       Tax Matters. Upon exercise of a Right by a Director, Federal income tax (and state and local income tax, if applicable) may be incurred in respect of income realized. Before exercising the Right, you should consult your tax accountant about tax consequences.

6.	Short-Swing Trading.

A Director who exercises a Right must report the disposition of the Right on a Form 4 Statement of Changes in Beneficial Ownership filed within two trading days with the EDGAR database of the Securities and Exchange Commission. (The General Counsel of the Company will draft the Form 4 on request but the filing is the personal responsibility of the Director.)

7.	Making Disparaging Statements.

Neither you nor the Company shall ever make or authorize any public statement disparaging the other party, provided, however, that neither party shall be restricted in responding to any legal process.

8.	Time of Essence.

Time is of the essence of the provisions of this letter agreement with respect to delivering notices and making payments. There is no grace period.

9.	Successors.
(a)	This letter agreement is binding on your heirs and personal representatives.

(b)      The obligations of the Company under this letter agreement will be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

10.	Counterparts.

This letter agreement may be executed in duplicate counterparts, each of which shall be deemed to be an original.

Very truly yours, UNITED RETAIL GROUP, INC.
By
Chief Executive Officer
I hereby agree to the terms and conditions set forth above and acknowledge that I have received and read a copy of the United Retail Group, Inc. Stock Appreciation Rights Plan.

(please sign your name)